EXHIBIT 99.2
 [GRAPHIC OMITTED]
                                                    News Release
                                                    CONTACT:
                                                    Doug Dean
                                                    Director, Investor Relations
                                                    B/E Aerospace, Inc.
                                                    (561) 791-5000 ext. 1450



            B/E AEROSPACE ANNOUNCES RECEIPT OF REQUISITE CONSENTS FOR
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   CASH TENDER OFFER AND CONSENT SOLICITATION FOR 8 1/2% SENIOR NOTES DUE 2010
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         WELLINGTON, FL, July 21, 2006 - B/E Aerospace, Inc. (the "Company")
(Nasdaq: BEAV) today announced that, in connection with its cash tender offer and consent solicitation for its outstanding $175.0 million aggregate principal amount of its 8 1/2% Senior Notes due 2010 (the "Notes"), it has received the requisite consents from holders of the Notes to amend the indenture governing the Notes.

         The consent solicitation expired at 5:00 p.m. New York City time on July 21, 2006 (the "Consent Date"). After the expiration of the consent solicitation, the Company and The Bank of New York Trust Company, NA, the trustee under the indenture governing the Notes, entered into a supplemental indenture, which would amend the indenture under which the Notes were issued. The supplemental indenture will not become operative unless and until the Notes that have been validly tendered on or prior to the Consent Date are accepted for payment and paid for by the Company. The supplemental indenture, if it becomes operative, will amend the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and other related provisions.

         If the Notes are accepted for payment by the Company, the consideration to be paid for each Note validly tendered and not validly withdrawn on or prior to 5:00 p.m. on the Consent Date is $1,071.41 per $1,000 principal amount of Notes, assuming a July 26, 2006 payment date, which includes a consent payment of $20 per $1,000 principal amount of Notes. The consideration to be paid for each Note validly tendered and not validly withdrawn after 5:00 p.m. on the Consent Date but

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on or prior to 5:00 p.m. New York City time on August 7, 2006, the scheduled expiration date of the tender offer, is $1,051.41 per $1,000 principal amount of Notes, assuming an August 8, 2006 payment date, which will exclude any consent payment. At 5:00 p.m. on the Consent Date, $174.94 million aggregate principal amount of Notes had been validly tendered and not withdrawn.

         The Company has retained UBS Securities LLC, Credit Suisse Securities
(USA) LLC and J.P. Morgan Securities Inc. to serve as Dealer Managers, and Global Bondholder Services Corporation to serve as Depositary and Information Agent. Persons with questions regarding the tender offer and consent solicitation should contact UBS Securities LLC toll free at (888) 722-9555 ext. 4210 and collect at (203) 719-4210, Credit Suisse Securities (USA) LLC toll free at (800) 820-1653 and collect at (212) 325-7596, and J.P. Morgan Securities Inc. collect at (212) 270-7407, or Global Bondholder Services Corporation at (866) 804-2200. Requests for documentation should be directed to Global Bondholder Services Corporation at (866) 804-2200.

         This announcement is for information purposes only and constitutes neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and consent solicitation is being made only pursuant to the Offer to Purchase and Consent Solicitation dated July 10, 2006 and related materials.

About B/E Aerospace, Inc.

         B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad range of products for both commercial aircraft and business jets. B/E manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment. The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services. Products for the existing aircraft fleet - the aftermarket - generate about 60 percent of sales. B/E sells and supports its products through its own global direct sales and product support organization. For more information, visit B/E's website at www.beaerospace.com.